EXHIBIT A

VERIFICATION

The undersigned states that he has duly executed the attached Application for and on behalf of Nilsine Partners NP1X Fund; that he is the Secretary of such Fund; and that all actions necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information, and belief.

NILSINE PARTNERS NP1X FUND

By:  /s/ Ryan M. Laughon
       Name: Ryan M. Laughon
       Title: Secretary
       Date: February 18, 2026

VERIFICATION

The undersigned states that he has duly executed the attached Application for and on behalf of Nilsine Partners, LLC; that he is the Chief Executive Officer of such company; and that all actions necessary to authorize the undersigned to execute and file such instrument have been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

NILSINE PARTNERS, LLC

By: /s/ R. Scott Bills
       Name: R. Scott Bills
       Title: Chief Executive Officer
       Date: February 18, 2026